Exhibit 10.37

VPC SUBLICENSE AGREEMENT

This VPC SUBLICENSE AGREEMENT (this “Agreement”) is made effective as of June 1, 2012 (the “Effective Date”), by and between Liquidmetal Technologies, Inc., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, California 92688 (“LMT”), and Visser Precision Cast, LLC, a Colorado limited liability company having its principal place of business at 6275 E. 39th Street, Denver, CO 80207 (“VPC”).  LMT and VPC are parties to that certain Master Transaction Agreement (“MTA”) and that certain Manufacturing Services Agreement (“MSA”), each of even date herewith.  Capitalized terms used in this Agreement without separate definition shall have the meanings specified in the MTA.  LMT and VPC are each referred to individually as a “Party,” and collectively as the “Parties,” to this Agreement.

RECITALS

WHEREAS, LMT, Crucible Intellectual Property, LLC (“Crucible”), Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and Apple Inc., a California corporation (“Apple”), previously entered into a Master Transaction Agreement, dated August 5, 2010 (the “Apple Agreement”), pursuant to which, among other provisions, LMT contributed, transferred, and assigned substantially all of its intellectual property assets to Crucible;

WHEREAS, LMT and Crucible entered into an Exclusive License Agreement, dated August 5, 2010, pursuant to which, among other provisions, Crucible granted an exclusive license back to LMT to the LMT Technology for use in fields other than Consumer Electronic Products (as defined below) (the “LMT License”); and

WHEREAS, LMT hereby desires to sublicense rights to the LMT Technology to VPC on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the provisions and agreements of the Parties as set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

In addition to the terms defined in the MTA:

1.1           “Additional Excluded Fields” shall mean those fields of use covered by exclusive licenses from Licensor or Crucible under the licenses and sublicenses of the LMT Technology granted by Licensor or Crucible and listed in Attachment A to this Agreement, other than the license from Crucible to Apple.  Each of the fields of use described in the preceding sentence shall remain within the defined term “Additional Excluded Fields” only during such period as there remains in effect an exclusive license covering such field of use that was granted by Licensor or Crucible and was in full force and effect as of the Effective Date (including any renewals or extensions of any such license, which renewal or extension was made in the sole discretion of the licensee, without Licensor or Crucible exercising any right of approval or consent to such renewal or extension or failing to exercise any right that Licensor or Crucible might have had to terminate such license or otherwise prevent such renewal or extension).  To the extent any such field of use drops out of the defined term “Additional Excluded Fields” on or after the Effective Date, such field of use shall, from that time forward, automatically and without further action of the Parties, be included within the VPC Fields.

1.2           “Consumer Electronic Products” shall mean personal computers (portable and desktop); tablet or slate style computing devices; handheld electronic and/or communication devices (e.g., smartphones, digital music players, multi-function devices, etc.); any device whose function includes the creation, storage or consumption of digital media; any component or sub-component in any Consumer Electronic Product; and any accessory that is the same or similar to an accessory made or sold by or on behalf of Apple (regardless of when Apple sold or started to sell such accessory) that is suitable for use with any Consumer Electronic Product. Notwithstanding the foregoing, “Consumer Electronic Products” shall not include: (i) products (except for any product that is capable of interacting or interfacing with a Consumer Electronic Product) that are powered by electricity or batteries but that do not in any way involve the creation, storage, consumption, use, viewing, transmission, or processing of digital media or digital information and do not involve the use of wireless communication networks. Products that fall into this category include, without limitation, electric-powered and/or battery-powered drills, hand tools and watches (i.e. a wrist-worn device whose sole function is to display the time of day); (ii) medical devices and other products that are not the same or similar to any Apple product (regardless of when Apple sold or started to sell such product) and that are used exclusively for the diagnosis and/or treatment of human or animal health conditions; or (iii) products or components thereof that are not the same as or similar to any Apple product (regardless of when Apple sold or started to sell such product) or component of any Apple product and that are made solely for, and sold solely into, the defense/military, automotive, medical, or industrial markets.

1.3           “Licensed Products” shall mean any product (excluding Consumer Electronics Products) that is manufactured using the LMT Technology and/or that otherwise uses the LMT Technology.

1.4           “Licensee” shall mean, individually and collectively, VPC and any Subsidiary thereof.

1.5           “Licensor” shall mean LMT.

1.6           “Subsidiary” with respect to a Party shall mean any corporation, partnership or other entity, now or hereafter, (i) greater than fifty percent (50%) of whose outstanding shares or securities entitled to vote for the election of directors or similar managing authority is directly or indirectly owned or controlled by a Party hereto, or (ii) a beneficial interest of greater than fifty percent (50%) coupled with ownership or control (either direct or indirect) of greater than fifty percent (50%) of whatever interest represents the right to make executive and/or operational decisions for such entity; provided, however, that in each case such corporation, partnership or other entity shall be deemed to be a Subsidiary only so long as all requisite conditions of being a Subsidiary are met.

1.7           “VPC Fields” shall mean all fields of use other than Consumer Electronic Products and the Additional Excluded Fields.

ARTICLE 2
LICENSE GRANT, CONSIDERATION, AND ENFORCEMENT

2.1           VPC Fields License Grant.  Subject only to Section 4.2 of this Agreement, Licensor grants to Licensee a fully paid-up, royalty-free, irrevocable, perpetual, worldwide, nonexclusive license under the LMT Technology in the VPC Fields to use, reproduce, publish, display, distribute, perform, exploit and disclose the LMT Technology, and/or to make and have made, assemble and have assembled, use, sell, offer to sell, import and offer to import, license and offer to license, distribute and offer to distribute, repair, reconstruct, practice, and maintain Licensed Products, and/or to perform any act or step that incorporates, utilizes, embodies or reflects, any inventions claimed in the LMT Technology, including, without limitation, any such activities that would, absent such a license, subject a person or other legal entity to a claim of direct infringement, contributory infringement, inducing infringement, or any other type of infringement.  Licensee’s right to use the LMT Technology in the VPC Fields shall include, without limitation, the right to modify and create derivative works from the LMT Technology.  Such Licensee modifications and derivative works to the LMT Technology and all Intellectual Property Rights therein (the “Licensee Modifications”) shall be owned solely and exclusively by Licensee.  Licensee shall further have the right to grant sublicenses to use the LMT Technology in the VPC Fields.  Nothing in this Agreement shall give Licensee or its sublicensees any right to use any portion of the LMT Technology in the field of Consumer Electronic Products.

2.2           Consideration.  Licensor acknowledges and agrees that Licensor has received additional consideration for the license and rights granted to Licensee herein by way of Licensee’s execution and delivery of the MTA and the other Transaction Documents.

2.3           Enforcement.

2.3.1           As required pursuant to the Apple Agreement, Licensee acknowledges that Licensor and Crucible have the right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, as such term is defined in the Apple Agreement, including any extension of the Capture Period, in any litigation or administrative proceedings in which Licensee is a party.  In addition, Licensee acknowledges the sole and exclusive rights of Apple to control patent prosecution for inventions and patents, as more fully set forth in Section 5 of the Apple Agreement, as to LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period.

2.3.2           Subject to the rights of Apple as described in Section 2.3.1, Licensor shall use reasonable efforts in its business judgment to prosecute and maintain the Intellectual Property Rights included within the LMT Technology, including without limitation any patent rights.  As between Licensor and Licensee, except under the specific circumstances referenced in Section 2.3.4, Licensor shall be solely responsible for the payment of all fees, expenses and other charges associated with the prosecution and maintenance of the Intellectual Property Rights within the LMT Technology.

2.3.3           Licensor shall notify Licensee if Licensor learns of any potentially patentable inventions identified in Section 5 (e) of the Apple Agreement for which both Apple and Crucible have decided (i) not to prosecute the application for a patent thereof and not to require that such invention be treated as a trade secret, or (ii) to prosecute the application for a patent thereof but not in all jurisdictions in which an application for a filing or registration may be made.  Licensor shall also notify Licensee if Licensor determines that there are any potentially patentable inventions first created, conceived, invented or discovered after the Capture Period, including any extension of the Capture Period, for which Licensor has decided (iii) not to prosecute the application for a patent thereof and not to require that such invention be treated as a trade secret, or (iv) to prosecute the application for a patent thereof but not in all jurisdictions in which an application for a filing or registration may be made.  Each such notice shall include a reasonably detailed description of the applicable invention.  The inventions described in this Section 2.3.3 are referred to as the “Unpatented LMT Technology”.

2.3.4           Licensee may cause Licensor to file and prosecute a patent application for the Unpatented LMT Technology (at Licensee’s cost and expense, as set forth below), or Licensee may cause Licensor to file patent applications in jurisdictions not originally selected to be pursued by Licensor, Apple or Crucible, as the case may be, or file a Patent Cooperation Treaty application for the Unpatented LMT Technology.  Licensee may also (1) take over the control of any patent prosecution of any patent application that Licensor, Apple and Crucible, as the case may be, have determined is to be abandoned; (2) cause Licensor to file a continuation, divisional or continuation-in-part application based on a pending patent application if Licensor, Apple and Crucible, as the case may be, determine not to file the continuation, divisional or continuation-in-part application; (3) pay an annuity fee for a foreign patent application if Licensor, Apple and Crucible, as the case may be, have determined not to pay the annuity fee; and (4) pay a maintenance fee for a United States patent or a foreign patent for Unpatented LMT Technology if Licensor, Apple and Crucible, as the case may be, have determined not to pay the maintenance fee.  Licensor shall disclose in writing any of the determinations by Licensor, Apple or Crucible as described in the preceding sentence promptly after any such determination is made, and in any event Licensor shall provide Licensee with sufficient notice of each such determination that Licensee has a reasonable opportunity to evaluate the matter and take any of the acts described in this Section 2.3.4 on a timely basis.  Any such activities that Licensee chooses to undertake shall be for the benefit of Licensor or Crucible, as the case may be, at Licensee’s sole cost and expense.  In connection with any patent application as to which Licensor has decided not to prosecute, Licensee shall retain intellectual property counsel reasonably acceptable to Licensor.  Licensor employees shall provide cooperation and support to Licensee and patent counsel to support patent prosecution activities for inventions, current and future patent applications and patents included within the Unpatented LMT Technology.  This cooperation and support will be provided at no charge to Licensee.  The patent counsel engaged by Licensee shall have the sole discretion to determine when the cooperation and support is necessary to support the patent prosecution activities.  Nothing in this paragraph requires Licensee to conduct any such activities.  Notwithstanding anything herein to the contrary, the rights of Licensee pursuant to this Section 2.3.4 with respect to Unpatented LMT Technology described in the first sentence of Section 2.3.3 shall be subject to the receipt of prior written consent from Apple to having the applicable inventions included within the Unpatented LMT Technology.  Upon request from Licensee, Licensor shall request such consent from Apple and, if such consent is granted, shall take such acts as may be required in order to permit Licensee to exercise the rights set forth in this Section 2.3.4.

2.4           Release.  Licensor, on behalf of itself and its successors and assigns, hereby releases, acquits and forever discharges Licensee, its affiliates, and all of their respective current and former predecessors, successors, agents, attorneys, employees, contractors, subcontractors, officers, directors and customers, from any and all claims of infringement or misappropriation of the LMT Technology that occurred prior to the Effective Date.

2.5           Trademark Usage.  In the event that Licensee desires to utilize any trademark or service mark included in the LMT Technology (collectively, the “Trademark”), then Licensee will comply with the following restrictions with respect to its use of the Trademark:  (i) all stylized use of the Trademark shall be solely in the original logotype identified by Licensor, except as otherwise agreed in writing by Licensor, (ii) Licensee agrees not to affix the Trademark to products other than the Licensed Products, (iii) Licensee will not utilize the Trademark to refer to any materials other than amorphous metal alloys or composite materials included within the LMT Technology, (iv) Licensee agrees not to modify the Trademark or change the appearance of any stylized or logo form of the Trademark, (v) the “®” icon shall always follow the Trademark, whenever appropriate, and (vi) Licensee agrees not to take any other action that would be reasonably expected to undermine the enforceability of the Trademark.

2.6           Covenant for Continuation of License Rights.  Licensee acknowledges that as part of the Apple Agreement, Licensor has granted Apple a security interest through August 5, 2012 in the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, which is licensed to Licensee pursuant to this Agreement (the “Apple Security Interest”), and that enforcement of the Apple Security Interest could result in a transfer of such LMT Technology.  Licensee further acknowledges that pursuant to the Apple Agreement and the LMT License, if the Apple Security Interest is enforced and, as a result of such enforcement, any of the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, is transferred to any person or entity, (a) such person or entity may acquire or otherwise receive such LMT Technology free and clear of all rights, powers and privileges of Licensee under this Agreement, and (b) this Agreement may be terminated to the extent such LMT Technology shall have been so acquired upon notice from such acquirer.  Notwithstanding the foregoing, Licensor represents, warrants and covenants that the license granted to VPC pursuant to this Agreement with respect to the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, shall remain in full force and effect without termination for any reason, including without limitation any termination as described in this Section 2.6, and that Licensee shall have the continuing right to exercise such license in perpetuity.  Any termination or partial termination of this Agreement, including any termination due to the enforcement of the Apple Security Interest shall be a material breach of this Agreement, in which case Licensee shall have a claim against Licensor for all damages incurred by Licensee in connection with such breach and such termination or partial termination, including without limitation the damages described in Section 4.2 below.

2.7           Sublicense Obligations.  If Licensee elects to grant any sublicense(s) under this Agreement, any such sublicense agreement must include the following: (a) a clear statement that, notwithstanding any other provisions in such sublicense, nothing in such sublicense shall give the sublicensee any right to use any portion of the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in the field of Consumer Electronic Products (and Licensee shall include in each sublicense agreement the full definition of “Consumer Electronic Products” that is specified herein for reference); (b) a clear reservation of Licensor’s right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in any litigation or administrative proceedings in which the sublicensee is a party; and (c) a clear reservation of Crucible’s right to take any and all actions necessary to defend the LMT Technology created, conceived, invented, or discovered before the end of the Capture Period, including any extension of the Capture Period, in any litigation or administrative proceedings in which the sublicensee is a party.

ARTICLE 3
TERM

3.1           Term.  The term of this Agreement commences on the Effective Date and shall continue in perpetuity.  This Agreement shall not be terminable by the Parties, except under the limited circumstances described in Section 4.2.

ARTICLE 4
COVENANT NOT TO SUE AND OTHER OBLIGATIONS

4.1           Covenant Not to Sue.  Except as set forth below in this Section 4.1, Licensor, on behalf of itself and its heirs, executors, successors, assigns, agents and all other persons and entities (other than Crucible) associated with it, covenants that it will not at any time, whether now or in the future, sue, file, assist, or participate in, or cause, assert, or induce any other person or entity to sue, file, assist, or participate in any claim or allegation against any of the following for infringement of Intellectual Property Rights of any of the LMT Technology within the VPC Fields: (i) Licensee; or (ii) Licensee’s past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, or representatives, or (iii) Licensee or such parties’ respective past, present and future direct and indirect vendors, suppliers, manufacturers, distributors, customers, or end users (collectively, “Licensee-Related Entities”) in connection with any act by a Licensee-Related Entity at the direction of or on behalf of Licensee or related to or in connection with any Licensee-branded or Licensee-licensed product.  This covenant not to sue does not inure to the benefit of any third parties for their conduct that is unrelated to Licensee.  Licensor shall not be in breach of this subsection (a) if Licensor participates as a party in any litigation proceedings where any of the Intellectual Property Rights included in the LMT Technology are asserted by another party against Licensee, provided that a court of competent jurisdiction shall have ruled that Licensor’s participation as a party is necessary to such proceedings and shall have ordered Licensor to participate as a party, or (b) to the extent that Licensor brings a suit or proceeding to enforce any restriction to which the Parties have otherwise agreed in writing which limits VPC’s exercise of the license rights granted in this Agreement.

4.2           Rejection or Termination.  Should Licensor reject this license under section 365(n) of the Bankruptcy Code, Licensee may treat the license as terminated, in which case Licensee shall have a claim against Licensor for all damages incurred by Licensee in connection with such termination.  The Parties agree that such damages shall include without limitation damages relating to the loss of the licenses and rights granted to Licensee under this Agreement, the loss or diminution in value of Licensee’s investment in Licensor pursuant to the MTA and/or the Transaction Documents, plus all amounts outstanding under any loan from Licensee to Licensor pursuant to the MTA and/or the Transaction Documents, plus any amounts paid to purchase “Machines” (as such term is defined in the MSA) (less any depreciation on such Machines as shown in Licensee’s financial statements, which financial statements shall be conclusive for purposes of establishing such amounts), plus interest on all such amounts invested, loaned or paid by Licensee from the date of such investment or loan or payment until the date on which Licensee recovers payment in full from Licensor of all damages hereunder and under the MTA and the Transaction Documents at a rate per annum equal to the greater of (i) 10% or (ii) the “prime rate” as reported in The Wall Street Journal in effect from time to time plus two percent.  Alternatively, should Licensor reject this license under section 365(n) of the Bankruptcy Code, Licensee may elect, under section 365(n) to continue as licensee under this Agreement.

4.3           Licensor Obligations. Licensor shall (a) fully perform all obligations and discharge all liabilities under any licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology (including without limitation wherever there is a reference in this Section 4.3 to agreements “affecting” the LMT Technology, all obligations under the Apple Agreement (and all instruments or agreements entered in to by Licensor pursuant to or in connection with the Apple Agreement) as and when the same are to be performed; (b) without limiting the generality of the foregoing, pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the LMT Technology and all amounts that become due and payable under any trade secrets, licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology; (c) promptly provide Licensee with copies of all invoices received with respect to payments described in the preceding clause (b) and notice of any payments made pursuant to this Section 4.3 upon making such payment, and upon request of Licensee, provide copies of documents as may be reasonably necessary or advisable to confirm that Licensor has performed the obligations set forth in this Section 4.3; (d) promptly following receipt thereof, deliver copies of all notices alleging any breach or default under or asserting any adverse claim in respect of any trade secrets, licenses, sublicenses and other agreements included in or otherwise affecting the LMT Technology; and (e) upon request from Licensee, provide Licensee with reasonably detailed reports and copies of documents as may be reasonably necessary or advisable to confirm that Licensor has performed the foregoing obligations.  Licensor hereby irrevocably appoint Licensee as its true attorney in fact to perform (at Licensor’s expense) any of the following powers, which are coupled with an interest, and may be exercised from time to time by Licensee’s officers and employees, or any of them, to perform any obligation of Licensor under this Section 4.3, in Licensor’s name or otherwise, including without limitation obligations under the Apple Agreement and all instruments or agreements entered into by Licensor pursuant to or in connection with the Apple Agreement.  For avoidance of doubt, Licensee shall have no obligation hereunder to exercise the rights granted pursuant to the preceding sentence.

4.4           Right of First Refusal upon License or Sale.  Licensee shall have a right of first refusal (“ROFR”) with respect to a license, sublicense, sale or other transfer by Licensor of the LMT Technology or any portion thereof as described in this Section 4.4.  In the event that the Board of Directors or similar governing body of Licensor (the “Board”) approves Licensor proceeding with a bona fide letter of intent, term sheet, other proposal or written agreement of any form, and whether proposed by Licensor or by a third-party (each, an “Offer”) concerning a license, sublicense, sale or other transfer of the LMT Technology or any portion thereof other than a license to a machine or alloy vendor (a “Technology Transaction”), that management of Licensor or the Board has determined that it would be willing to accept, then prior to accepting any such Offer or executing any binding agreement with respect to such Technology Transaction, Licensor shall provide Licensee with written notice of the Technology Transaction, which notice shall include a written summary of the principal terms, the structure of the transaction and conditions, a copy of any such Offer and any agreements (or the most recent drafts thereof) to effect such Technology Transaction (collectively, the “ROFR Notice”).  Licensee shall have thirty (30) days from the date of receipt of the ROFR Notice (the “Notice Period”) to notify Licensor in writing (the “Notice of Exercise”) whether it has elected to exercise its ROFR to acquire the offered rights in the LMT Technology under substantially the terms set forth in the Offer.  If, as of the expiration of the Notice Period, Licensee fails to provide a Notice of Exercise, Licensee shall be deemed to have elected not to exercise the ROFR with respect to such Technology Transaction.  If Licensee provides a Notice of Exercise within the Notice Period, the Parties shall work together in good faith to negotiate and execute a definitive agreement to consummate the Technology Transaction under substantially the terms set forth in the Offer.  Notwithstanding any provision herein to the contrary, if the Offer specifies (a) payment of consideration in other than United States money, Licensee shall have the right to acquire the offered rights in the LMT Technology for the United States money equivalent of the specified consideration; and (b) a manner, time, terms, or conditions that cannot be complied with by Licensee without unreasonable effort, Licensee shall have the right to acquire the offered rights in the LMT Technology by complying with a reasonable equivalent of the specified terms or conditions.

ARTICLE 5
CONFIDENTIALITY

5.1           The disclosure and use of all confidential information pursuant to this Agreement, including without limitation the terms of this Agreement, shall be subject to the terms of the Parties’ Mutual Non-Disclosure Agreement to be executed concurrently herewith, the terms of which are incorporated by reference herein (the “Confidentiality Agreement”).

ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1           Incorporation from MTA.  Section 1(b), Section 1(d), Section 1(e), and Section 2(b) of the MTA and any related definitions for any terms used in any such Sections are hereby incorporated by reference into this Agreement.

6.2           Apple Agreement.  Licensor represents, warrants, and covenants that Licensor is, shall be and shall remain, in compliance with all of its obligations to Apple under the Apple Agreement and all instruments or agreements entered in to by Licensor pursuant to or in connection with the Apple Agreement.

6.3           LMT Technology Licensees.  Licensor represents, warrants, and covenants that as of the Effective Date the only other licensees and sublicensees of the LMT Technology are those listed in Attachment A to this Agreement.

6.4           Non-Solicitation.  Licensor represents, warrants, and covenants that if Licensor shall license, sublicense, sell or otherwise transfer the LMT Technology to any third party after the Effective Date of this Agreement (each such third party, a “LMT Licensee”), Licensor shall include, as a condition to any such license, sublicense, sale or transfer, a covenant that so long as such license, sublicense, sale or transfer remains in effect neither the LMT Licensee nor its affiliates or subsidiaries shall directly or indirectly solicit, recruit or hire (either as an employee or as a contractor), or attempt to solicit, recruit or hire (either as an employee or as a contractor) any of Licensee’s employees or contractors, or any person who was employed or engaged as an employee or contractor by Licensee at any time within the preceding one year period (such persons being hereinafter referred to as an “Agent”); provided, however, that this shall not prohibit the LMT Licensee from advertising for open positions provided that such advertisements are not targeted solely at the Agents of Licensee.  Each such agreement with an LMT Licensee shall further provide that so long as such license, sublicense, sale or transfer remains in effect, neither the LMT Licensee nor its affiliates or subsidiaries shall directly or indirectly, for its own benefit or for the benefit of a third party, induce or attempt to induce any Agent of Licensee to leave such Agent’s position with Licensee, or in any other way attempt to interfere with the employment, consulting or business relationship between Licensee and any Agent of Licensee.  LMT shall cause Licensee to be named a third party beneficiary of such provisions under each such agreement with an LMT Licensee, with the explicit right for Licensee to enforce such restrictions directly against the LMT Licensee.

6.5           Inventions and Improvements.  Licensor shall notify Licensee periodically (not less frequently than quarterly) of any improvements or additions to the LMT Technology developed or acquired by or on behalf of Licensor or Crucible.  All such improvements or additions shall, without further action of the Parties, be included within the LMT Technology and thus within the license granted to Licensee pursuant to this Agreement.  Except as specifically set forth in this Section 6.5, each of the Parties shall retain all rights to all Intellectual Property and all Intellectual Property Rights that such Party owns or has licensed from a third party (including without limitation pursuant to sub-licenses), or that such Party otherwise has a right to use, both as of the Effective Date or at any time thereafter, including without limitation any and all Intellectual Property and Intellectual Property Rights that, as between the Parties, are developed exclusively by or on behalf of such Party on or after the Effective Date.  In the case of LMT, all such Intellectual Property and Intellectual Property Rights shall be included within the term “LMT Technology” and shall be licensed to VPC under this Agreement.  Notwithstanding anything herein to the contrary, but subject to the last two sentences of this Section 6.5, any Intellectual Property or Intellectual Property Rights that are developed jointly by the Parties after the Effective Date shall be jointly owned by Licensor and Licensee and shall automatically and without further action by the Parties be included in the LMT Technology licensed to Licensee pursuant to this Agreement.  The Parties agree to cooperate and cause their employees and contractors to cooperate in the preparation and prosecution of patent applications relating to any such jointly developed Intellectual Property and Intellectual Property Rights. Notwithstanding the foregoing, in order to avoid any confusion, misunderstanding or dispute, and to provide certainty as to which developments, if any, LMT will have joint ownership with VPC, LMT shall have no right to joint ownership, and will make no claim of joint ownership as to any Intellectual Property or Intellectual Property Rights developed by or on behalf of VPC or jointly with VPC unless prior to the development of such rights, LMT  and VPC have executed a joint development agreement which (a) specifically identifies the joint development project, (b) specifies LMT’s anticipated contribution to such joint development project, and (c) specifically states that LMT will have joint ownership rights with VPC to the Intellectual Property and Intellectual Property Rights that result from such project. To the extent, if any, that LMT contributes to the development of Intellectual Property or Intellectual Property Rights under the circumstances described in the foregoing sentence without an executed development agreement which meets conditions (a) through (c) in the foregoing sentence, then such jointly developed Intellectual Property and Intellectual Property Rights and LMT’s contribution to such joint development (but not any Intellectual Property or Intellectual Property Rights owned by LMT prior to such development) shall be owned exclusively by VPC, regardless of inventorship, and LMT hereby assigns to VPC, and will cause its employees, contractors, representatives, officers and directors to assign to VPC all right, title and interest in and to LMT’s contribution to such Intellectual Property and Intellectual Property Rights. Nothing in this Section 17.1 shall preclude LMT from asserting a claim that any Intellectual Property or Intellectual Property Rights were developed exclusively by LMT or licensed by LMT from others.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification.  Licensor shall defend, indemnify and hold Licensee and its directors, officers, affiliates, employees, agents, successors and assigns (each, an “indemnified party”) harmless from and against any and all liability, loss, expense (including without limitation reasonable attorney’s fees), or claims for injury or damages (i) incurred by an indemnified party as a result of (A) any inaccuracy in or breach of the representations, warranties or covenants made by Licensor in this Agreement, or (B) any act or omission by any of Licensor or its directors, officers or employees that violates any law or constitutes tortious acts or omissions; or (ii) incurred by any indemnified party or asserted against any indemnified party by any third party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, the performance by the Parties hereto or thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (B) Licensee’s use of the LMT Technology or rights under this Agreement, and (C) any claim that the LMT Technology or the use of the LMT Technology, infringes upon or otherwise violates any rights, including, without limitation, any Intellectual Property Rights, of any third party.

7.2           Notice of Claims. If any party is entitled to indemnification under Section 7.1, Licensee will give prompt written notice to Licensor of any matters giving rise to a claim for indemnification; provided that the failure to provide such notice shall not relieve Licensor of its obligations under this Section 7 except to the extent that Licensor is actually prejudiced by such failure to give notice.

7.3           Procedures for Indemnification.  In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, Licensor shall be entitled to participate and, unless in the reasonable judgment of legal counsel to the indemnified party a conflict of interest between it and Licensor may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that Licensor fails, within thirty (30) days of receipt of any indemnification notice, to notify, in writing, such person of Licensor’s election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until Licensor elects in writing to assume and does so assume the defense of any such claims, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with Licensor in connection with any negotiation or defense of any such action, claim or proceeding by Licensor and shall furnish to Licensor all information reasonably available to the indemnified party which relates to such action, claim or proceeding.  Licensor shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If Licensor elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense using counsel of its choice at its sole cost and expense.  Licensor shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Section 7 to the contrary, Licensor shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.

7.4           Indemnification Payments.  The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expenses, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the indemnified party against Licensor or others, and (ii) any liabilities Licensor may be subject to pursuant to the law.

ARTICLE 8
MISCELLANEOUS

8.1           Notices.  All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other Party from time to time).  Such notices will be deemed effective as of the date so delivered.

8.2           Assignment.  Licensor shall not assign, transfer, subcontract or otherwise delegate any of its obligations under this Agreement without Licensee’s prior written consent in each instance other than as a part of any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of its assets.  Any attempted assignment, transfer, subcontracting or other delegation without such consent shall be void and shall constitute a breach of this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of the Parties’ successors and assigns.

8.3           Injunctive Relief.  The parties each acknowledge that any breach of this Agreement by it may cause irreparable harm to the other parties or their respective affiliates and that the remedies for breach may include injunctive relief against such breach, in addition to damages and other available remedies.

8.4           Entire Agreement.  This Agreement, including the MTA and the Transaction Documents referenced herein, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the Parties in connection with subject matter.  The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

8.5           Waiver and Amendment.  No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.  All amendments of this Agreement shall be made in writing and signed by the Parties, and no oral amendments shall be binding on the Parties.

8.6           Governing Law and Arbitration  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.  In the event of a dispute between the Parties concerning the subject matter of this Agreement, the Parties shall resolve the dispute using the procedures and binding arbitration specified in Section 7 (g) of the MTA.

8.7           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

8.8           Interpretation.  The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels’ assistance.  In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision.  Further, neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

8.9           Further Assurances.  Each Party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.10         Independent Contractors.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties.  No Party shall have the power to control the activities and operations of another, and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No Party shall hold itself out as having any authority or relationship in contravention of this Section, and except as specifically called for or permitted herein, no Party shall act on behalf of another Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of another Party.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above. Each of Parties affirms that the person signing this Agreement on such Party’s behalf is duly authorized to do so and thereby to bind the indicated entity. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Liquidmetal Technology, Inc.	Visser Precision Cast, LLC

/s/ Tom Steipp	/s/ Gregory A. Ruegsegger
Tom Steipp	By: Gregory A. Ruegsegger
Title: President/CEO	Title: Vice President

Date: June 1, 2012	Dated: June 1, 2012

Address:	Address:
30452 Esperanza	6275 E. 39th Street
Rancho Santa Margarita, CA 92688	Denver, CO 8020

ATTACHMENT A
TO
VPC SUBLICENSE AGREEMENT

List of LMT Technology Licensees

1.	Exclusive License Agreement between LMT and Crucible, dated August 5, 2010.

2.	Exclusive License Agreement between Crucible and Apple, Inc., dated August 5, 2010.

3.	First Amended and Restated License Agreement between LMT and LLPG, Inc., dated December 31, 2006, as amended March 30, 2009, July 24, 2010 and March 4, 2011.

4.	License Agreement between LMT and The Swatch Group Ltd., dated March 23, 2009, as amended March 7, 2010.

5.	License Agreement between LMT and Innovative Materials Group, LLC, dated August 5, 2011.

6.	License Agreement between LMT and Liquidmetal Golf, dated January 1, 2002.

7.	Amended and Restated License Agreement between LMT and the California Institute of Technology, dated September 1, 2001.